Exhibit 99.1

FOR IMMEDIATE RELEASE

Quanterix and Akoya Biosciences Announce Amended Merger Agreement

Quanterix Files Updated Investor Presentation Highlighting Compelling Benefits of Combination

BILLERICA, Mass. and MARLBOROUGH, Mass. – April 29, 2025 – Quanterix Corporation (NASDAQ: QTRX), a company fueling scientific discovery through ultra-sensitive biomarker detection, and Akoya Biosciences (NASDAQ: AKYA), The Spatial Biology Company®, today announced an amendment to the terms of their previously announced merger agreement.

Under the amended terms, Quanterix will issue approximately 7.76 million shares of its common stock and pay $20 million in cash to Akoya shareholders. Each Akoya share will receive $0.38 per share in cash and 0.1461 shares of Quanterix common stock.

With the amended exchange ratio, Quanterix will issue over 9 million fewer shares than under the original deal terms. Quanterix shareholders will own approximately 84% of the combined company and Akoya shareholders will own approximately 16%.

Masoud Toloue, PhD, Chief Executive Officer of Quanterix, said, “The strategic merits of the transaction remain strong even as the market has been focused on academic funding and tariff concerns. In light of recent volatility, we re-engaged with Akoya to revise the terms of the agreement.  The combined company will provide a significant value creation opportunity for shareholders.”

Brian McKelligon, Chief Executive Officer of Akoya, said, “We remain excited to combine with Quanterix and believe this partnership offers compelling value for Akoya shareholders. We look forward to closing the transaction and leveraging our collective scale to drive synergies across our organizations and customers, expediting our path to profitability."

Additional Details about the Transaction

The revised transaction terms and amended merger agreement have been approved by the Quanterix Board and the Akoya Board, respectively.

Shareholders of Akoya who hold more than 50% of Akoya’s common stock have agreed to vote in favor of the merger on the amended terms.

As a result of the amended merger agreement, Quanterix will no longer hold its previously announced special meeting of shareholders.

The transaction is expected to close during the second quarter of 2025, subject to the approval of Akoya shareholders and satisfaction of other customary closing conditions.

An updated investor presentation is being furnished by Quanterix to the Securities and Exchange Commission and also is available at https://ir.quanterix.com/, highlighting the benefits of the combination.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Quanterix with Covington & Burling LLP and Sidley Austin LLP serving as legal counsel. Perella Weinberg Partners LP is serving as financial advisor to Akoya and DLA Piper LLP is serving as legal counsel.

About Quanterix

From discovery to diagnostics, Quanterix’s ultrasensitive biomarker detection is fueling breakthroughs only made possible through its unparalleled sensitivity and flexibility. The Company’s Simoa® technology has delivered the gold standard for earlier biomarker detection in blood, serum or plasma, with the ability to quantify proteins that are far lower than the Level of Quantification (LoQ). Its industry-leading precision instruments, digital immunoassay technology and CLIA-certified Accelerator laboratory have supported research that advances disease understanding and management in neurology, oncology, immunology, cardiology and infectious disease. Quanterix has been a trusted partner of the scientific community for nearly two decades, powering research published in more than 3,200 peer-reviewed journals. Find additional information about the Billerica, Massachusetts-based company at https://www.quanterix.com.

About Akoya Biosciences

As The Spatial Biology Company®, Akoya Biosciences’ mission is to bring context to the world of biology and human health through the power of spatial phenotyping. The Company offers comprehensive single-cell imaging solutions that allow researchers to phenotype cells with spatial context and visualize how they organize and interact to influence disease progression and response to therapy. Akoya offers a full continuum of spatial phenotyping solutions to serve the diverse needs of researchers across discovery, translational and clinical research: PhenoCode™ Panels and PhenoCycler®, PhenoImager® Fusion and PhenoImager HT Instruments. To learn more about Akoya, visit www.akoyabio.com.

Important Additional Information

In connection with the proposed acquisition of Akoya by Quanterix, Quanterix will file with the Securities and Exchange Commission (the “SEC”) a post-effective amendment to its registration statement on Form S-4 (as so amended, the “Registration Statement”), which will contain a preliminary proxy statement of Akoya and a preliminary prospectus of Quanterix (the “Proxy Statement/Prospectus”), and each of Quanterix and Akoya have, and may in the future, file with the SEC other relevant documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY QUANTERIX AND AKOYA, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QUANTERIX, AKOYA AND THE PROPOSED TRANSACTION. A definitive copy of the Proxy Statement/Prospectus will be mailed to Akoya stockholders when that document is final. Investors and security holders will be able to obtain the Registration Statement and the Proxy Statement/Prospectus, as well as other filings containing information about Quanterix and Akoya, free of charge from Quanterix or Akoya or from the SEC’s website when they are filed. The documents filed by Quanterix with the SEC may be obtained free of charge at Quanterix’s website, at www.quanterix.com, or by requesting them by mail at Quanterix Investor Relations, 900 Middlesex Turnpike, Billerica, MA 01821. The documents filed by Akoya with the SEC may be obtained free of charge at Akoya’s website, at www.akoyabio.com, or by requesting them by mail at Akoya Biosciences, Inc., 100 Campus Drive, 6th Floor, Marlborough, MA 01752 ATTN: Chief Legal Officer.

Participants in the Solicitation

Quanterix and Akoya and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Akoya in respect of the proposed transaction. Information about Akoya’s directors and executive officers is available in the Proxy Statement/Prospectus and Akoya’s proxy statement dated April 23, 2024, for its 2024 Annual Meeting of Stockholders, and other documents filed by Akoya with the SEC. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement/Prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the definitive Proxy Statement/Prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Quanterix or Akoya as indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the transaction contemplated by the Merger Agreement (the “Merger”), nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this press release that are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on, among other things, projections as to the anticipated benefits of the Merger as well as statements regarding the impact of the Merger on Quanterix’s and Akoya’s business and future financial and operating results, the amount and timing of synergies from the Merger and the closing date for the Merger. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. Quanterix and Akoya caution readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against Quanterix or Akoya; the failure to obtain approval of Akoya’s stockholders or to satisfy any of the other conditions to the Merger on a timely basis or at all; the possibility that the anticipated benefits and synergies of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Quanterix and Akoya do business; the possibility that the Merger may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger; changes in Quanterix’s share price before the closing of the Merger; risks relating to the potential dilutive effect of shares of Quanterix common stock to be issued in the Merger; the ability of Akoya to repay any Convertible Notes and other factors that may affect future results of Quanterix, Akoya and the combined company. Additional factors that could cause results to differ materially from those described above can be found in the Proxy Statement/Prospectus, and in other documents Quanterix and Akoya file with the SEC, which are available on the SEC’s website at www.sec.gov.

All forward-looking statements, expressed or implied, included in this Current Report are expressly qualified in their entirety by the cautionary statements contained or referred to herein. If one or more events related to these or other risks or uncertainties materialize, or if Quanterix’s or Akoya’s underlying assumptions prove to be incorrect, actual results may differ materially from what Quanterix and Akoya anticipate. Quanterix and Akoya caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and are based on information available at that time. Neither Quanterix nor Akoya assumes any obligation to update or otherwise revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.

Quanterix Contacts

Media

Marissa Klaassen

media@quanterix.com

Or

Jim Golden / Tali Epstein

Collected Strategies

QTRX-CS@collectedstrategies.com

Investor Relations

Joshua Young

ir@quanterix.com

Or

Geoffrey Weinberg / Michael Verrechia / Bill Dooley

Sodali & Co

QTRX@info.sodali.com

Akoya Contacts

Media

Ritu Mihani

media@akoyabio.com

Investors

Priyam Shah

investors@akoyabio.com